Exhibit 5.1

Suite 1100, 10tth Floor 701 Ninth Street, NW Washington, DC 20068 202 872-3252 202 872-3281 Fax kjemge@pepcoholdings.com
Kirk J. Emge Senior Vice President & General Counsel

March 6, 2012

Pepco Holdings, Inc.
701 Ninth Street, NW
Washington, DC 20068

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Pepco Holdings, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with (i) the offer and sale of up to 15,584,415 shares of common stock of the Company (the “Company Securities”), par value $0.01 per share (the “Common Stock”), and (ii) 2,337,662 shares of Common Stock to cover over-allotments (the “Company Over-Allotment Securities”, and, together with the Company Securities, collectively, the “Securities”) pursuant to a Purchase Agreement, dated March 5, 2012 (the “Purchase Agreement”), among the Company, Morgan Stanley & Co. LLC (“Morgan Stanley”) and J.P. Morgan Securities LLC, individually and acting as representatives of each of the other underwriters named therein (the “Underwriters”), and Morgan Stanley, in its capacity as forward seller (the “Forward Counterparty”).  In connection therewith, the Company and the Forward Counterparty have entered into a confirmation, dated March 5, 2012 (the “Forward Agreement”), between the Forward Counterparty and the Company, relating to the forward sale of a number of shares of Common Stock equal to the Company Securities.  On March 6, 2012, the Company and the Forward Counterparty entered into an additional confirmation (the “Additional Forward Agreement”) relating to the forward sale by the Company to the Forward Counterparty of a number of shares of Common Stock equal to the Company Over-Allotment Securities.  In connection with rendering this opinion, I, or my representatives, have reviewed:

(a)           the Purchase Agreement;

(b)           the Forward Agreement and Additional Forward Agreement;

(c)           a registration statement on Form S-3ASR (File No. 333-169477) (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), which was automatically effective upon filing with the U.S. Securities and Exchange Commission (the “Commission”) on September 20, 2010;

(d)           the base prospectus, dated as of September 20, 2010 (the “Base Prospectus”);

(e)           the preliminary prospectus, consisting of the Base Prospectus, as supplemented by a preliminary prospectus supplement, dated March 5, 2012, with respect to the offer and sale of the Securities, filed with the Commission on March 5, 2012, pursuant to Rule 424(b) under the Act; and

(f)           the final prospectus, consisting of the Base Prospectus, as supplemented by a prospectus supplement, dated March 5, 2012, with respect to the offer and sale of the Securities, filed with the Commission on March 6, 2012, pursuant to Rule 424(b) under the Act (the “Prospectus”).

Pepco Holdings, Inc.
March 6, 2012

In connection with this opinion, I, or my representatives,  have examined or caused to be examined originals, or copies certified or otherwise identified to my or their satisfaction as being true copies, of such instruments, certificates, records and other documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I or my representatives have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.

Based upon the foregoing, I am of the opinion that  the maximum number of shares of Common Stock to be delivered to the Forward Counterparty pursuant to the Forward Agreement and the Additional Forward Agreement have been duly authorized and reserved for issuance by the Company, and when issued and delivered by the Company to the Forward Counterparty pursuant to the Forward Agreement and the Additional Forward Agreement against payment therefor if required therein, will be validly issued, fully paid and non-assessable.

I am a member of the Bar of the District of Columbia and the State of Maryland, and I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement and the Prospectus, and to the reference to my name under the heading “Legal Matters” in the prospectus supplement dated March 5, 2012 with respect to the offer and sale of the Securities and in the Prospectus.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ KIRK J. EMGE
Kirk J. Emge, Esq.